Exhibit 10.5

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

The Restricted Stock Units evidenced by the Daktronics, Inc. Grant Agreement (the “Agreement”) to which these Terms and Conditions are attached are granted by Daktronics, Inc. (the “Company”) to the Recipient under the Daktronics, Inc. 2020 Stock Incentive Plan (the "Plan") ( a copy of which has been provided to you), these Terms and Conditions, and the Agreement. The Plan is in all respects controlling except where expressly supplemented in these Terms and Conditions or the Agreement.

In the event of a conflict between the Agreement or these Terms and Conditions and the Plan, the Plan shall control. All capitalized terms used in these Terms and Conditions and the Agreement and not otherwise defined have the meanings assigned to them in the Plan.

1.
Grant Date for Shares. Subject to any other provisions regarding vesting and the Grant Date indicated in Column Two of the Agreement, the shares of Stock indicated in Column One of the Agreement shall be awarded, provide you have been continuously employed by, or continuously provided services to, the Company, any Parent Corporation or any Subsidiary as of each of the Grant Dates stated in the Agreement.

1.1.
Termination of Employment or Service. Unless the Committee determines otherwise, if your employment or service with the Company, any Parent Corporation or any Subsidiary terminates for any reason other than a Change in Control Termination prior to the final Grant Date, all shares of Stock for which a Grant Date has not occurred as of the date of such termination of employment or service shall immediately be forfeited, and you shall have no right to receive such shares of Stock.

2.
Rights as a Shareholder. You and your legal representative or legatee shall not be deemed for any purpose to be the owner of any shares of Stock subject to the Restricted Stock Units and shall not have dividend, voting or other rights of a shareholder of the Company with respect to such shares unless, until and to the extent that, (i) the Company shall have issued and delivered to the Recipient the shares of Stock for which a Grant Date has occurred, and (ii) your name shall have been entered as a shareholder of record on the books of the Company with respect to such shares of Stock, and if the shares are in certificate form, the certificates representing such shares have been endorsed, transferred and delivered.

3.
Tax Withholding. You may select the tax payment method for the Company to satisfy the minimum obligations with respect to any federal, state or local taxes that the law requires the Company to withhold with respect to the Restricted Stock Units. Tax payment methods can be made through withholding in shares of Stock, withholding in regular payroll, or a cash transfer made through a brokerage account. If you do not elect your tax payment method, the default method will be chosen by the Company in its discretion.

4.	Non-transferability. The Restricted Stock Units may not be transferred in any manner.

5.
Change in Control Termination. Upon the occurrence of a Change in Control Termination, the Final Grant Date shall occur for all shares of Stock for which a Grant Date had not previously occurred pursuant to Column Two of the Agreement, provided the Recipient has been continuously employed by, or has continuously provided services to, the Company, any Parent Corporation or any Subsidiary from the date of the Award until the date of such Change in Control Termination.

6.
No Employment Contract. In no event shall these Terms and Conditions or the Agreement confer upon the Recipient any right to be employed by the Company, any Parent Corporation or any Subsidiary, nor shall they interfere with the right of the Company, any Parent Corporation or any Subsidiary to terminate the employment of the Recipient at any time.

7.
Amendments. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Recipient under an Award, including this Restricted Stock Unit, theretofore granted without the Recipient’s consent.

8.
Stop Transfer Orders. All certificates for Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock may then be listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

9.
Compliance with Laws. No shares of Stock will be issued under the Plan unless the issuance complies with all applicable provisions of law, including, without limitation, those relating to securities laws and stock exchange listing requirements.

10.	Governing Law. The laws of the State of South Dakota shall govern the Agreement and these Terms and Conditions.

Refer to the Daktronics, Inc. 2020 Stock Incentive Plan for additional information.